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                        THE VALUE LINE INCOME FUND, INC.

                SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATION
                                   EXHIBIT 16


Year(s) Ended 12/31/96:                1 year        5 years       10 years
                                     --------       --------       --------
Initial Investment:                     1,000          1,000          1,000
Balance at End of Period:               1,174          1,561          2,746
Change:                                   174            561          1,746

Percentage Change:                      17.38%         56.12%        174.62%

Average Annual Total Return:            17.38%          9.32%         10.63%